UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________________________________
FORM 8-K
___________________________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) May 16, 2013
_____________________________________________________
ALIGN TECHNOLOGY, INC.
_______________________________________________________________
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-32259	94-3267295
(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway, San Jose, California	95131
(Address of Principal Executive Offices)	(Zip Code)
(408) 470-1000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07    Submission of Matters to a Vote of Security Holders

The Annual Meeting of Shareholders (the “Annual Meeting”) of Align Technology, Inc. (the “Company”) was held on May 16, 2013. At the Annual Meeting, the shareholders voted on the following four proposals and cast their votes as described below. For more information about these proposals, see the Company's proxy statement dated April 18, 2013, the relevant portions of which are incorporated herein by reference.

Proposal 1
The following eight nominees received the a majority of the votes cast and were elected to the Board of Directors and will serve as directors until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

Director Nominee	Votes For	Against	Abstain	Non-Votes
David E. Collins	62,086,033	503,627	6,501,258	5,280,959
Joseph Lacob	64,809,399	542,876	3,738,643	5,280,959
C. Raymond Larkin, Jr.	65,462,102	543,137	3,085,672	5,280,959
George J. Morrow	62,672,264	72,450	6,346,204	5,280,959
Dr. David C. Nagel	62,671,832	73,914	6,345,172	5,280,959
Thomas M. Prescott	65,990,259	84,926	3,015,733	5,280,959
Greg J. Santora	65,447,327	500,979	3,142,612	5,280,959
Warren S. Thaler	65,546,457	399,498	3,144,963	5,280,959

Proposal 2

Proposal 2 was a management proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year 2013, as described in the proxy materials. This proposal was approved.

For	73,053,542
Against	1,060,514
Abstain	257,821

Proposal 3

Proposal 3 was a management proposal to hold an advisory vote to approve the compensation of the Company's named executive officers, as described in the proxy materials. This proposal was approved.

For	64,706,355
Against	4,256,233
Abstain	128,330
Non Votes	5,280,959

Proposal 4

Proposal 4 was a management proposal to approve our amended and restated 2005 Incentive Plan to, among other things, increase the number of shares available for issuance thereunder by 7,000,000 shares. This proposal was approved.

For	57,347,342
Against	11,436,006
Abstain	307,570
Non Votes	5,280,959

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIGN TECHNOLOGY, INC.
May 21, 2013	By: /s/ Roger E. George
Roger E. George
Vice President, Corporate and Legal Affairs, General Counsel and Interim Chief Financial Officer